UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Sirius XM Radio Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, DECEMBER 18, 2008

To our Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Thursday, December 18, 2008, at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019. The annual meeting is being held to:

1. Elect twelve directors.

2. To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 4,500,000,000 to 8,000,000,000 shares.

3. To approve an amendment to our certificate of incorporation to (i) effect a reverse stock split of our common stock by a ratio of not less than one-for-ten and not more than one-for-fifty at any time prior to December 31, 2009, with the exact ratio to be set at a whole number within this range to be determined by our board of directors in its discretion, and (ii) reduce the number of authorized shares of our common stock as set forth in the proxy statement.

4. Ratify the appointment of KPMG LLP as our independent registered public accountants for 2008.

5. Transact any other business that may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on          are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for examination for the ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m., New York City time, at our offices at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

In accordance with new rules approved by the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about          , 2008 to certain stockholders of record at the close of business on          , 2008. We also provided access to our proxy materials over the Internet beginning on that date. On or about          , 2008 we also began delivering the proxy statement and the accompanying proxy card to the remaining stockholders of record. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice or on page one of this proxy statement.

Whether or not you expect to attend in person, we urge you to vote your shares via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. If you wish to vote your shares by mail, an addressed envelope for which no postage is required if mailed in the United States is enclosed.

Voting over the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. If you received a paper copy of the proxy materials, please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the meeting will be on a first-come, first-served basis. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date to enter the meeting. Cameras, recording devices and other electronic equipment will not be permitted in the meeting.

By Order of the Board of Directors,

PATRICK L. DONNELLY
Executive Vice President, General Counsel and Secretary
New York, New York

          , 2008

Page

ABOUT THE MEETING	1
What is the purpose of the annual meeting?	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	1
Who is entitled to vote and how many votes do they have?	2
Who can attend the annual meeting?	2
What constitutes a quorum?	2
How do I vote?	2
Can I vote by telephone or electronically?	3
What is householding?	3
Can I change my vote?	3
What vote is required to approve each item?	3
Who will count the votes?	4
What is a proxy?	4
Who am I designating as my proxy?	4
How will my proxy vote my shares?	4
What happens if a nominee for director is unable to serve as a director?	4
Who is soliciting my proxy, and who will pay the costs of the solicitation?	4
When, and how, do I submit a proposal for next year’s annual meeting of stockholders?	4
STOCK OWNERSHIP	5
How much stock do the directors and executive officers of SIRIUS XM own?	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
GOVERNANCE OF THE COMPANY	7
What are the responsibilities of the board of directors?	7
What are the current committees of the board of directors and who are the members of these committees?	7
How often are directors elected to the board?	7
How are nominees for the board of directors selected?	8
Who is the board’s chairman?	8
How does the board determine which directors are considered independent?	8
What are our policies and procedures for related party transactions?	9
Who is the Audit Committee’s financial expert?	10
How often did the board meet during 2007?	10
How are directors compensated?	11
Does the chairman of the board of directors receive more compensation than other directors?	11
How can stockholders communicate with the board of directors?	11
Does SIRIUS XM have corporate governance guidelines and a code of ethics?	12
REPORT OF THE AUDIT COMMITTEE	12
Principal Accountant Fees and Services	13
Pre-Approval Policy for Services of Independent Auditor	14

i

ii

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Radio Inc. to be held on Thursday, December 18, 2008, beginning at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any postponements or adjournments thereof. This proxy statement is being distributed or made available, as the case may be, to stockholders on or about          , 2008.

On July 28, 2008, XM Satellite Radio Holdings Inc. merged with and into Vernon Merger Corporation, a wholly-owned subsidiary of us. As a result of the merger, XM Satellite Radio Holdings and its subsidiary, XM Satellite Radio Inc., became wholly owned subsidiaries of us. The merger was effected pursuant to an Agreement and Plan of Merger, dated as of February 19, 2007, entered into by and among us, XM Satellite Radio Holdings Inc. and Vernon Merger Corporation. The Executive Compensation section, including the data on our directors’ compensation, in this proxy statement reflects information for the year ended December 31, 2007 and does not give effect to the merger. The balance of the information contained in this proxy statement, including the information regarding stock ownership, corporate governance and our directors, has been updated to give effect to the merger.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed on April 29, 2008, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Sirius XM Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will be asked to:

•	elect twelve directors to our board (Joan L. Amble, Leon D. Black, Lawrence F. Gilberti, Eddy W. Hartenstein, James P. Holden, Chester A. Huber, Jr., Mel Karmazin, John W. Mendel, James F. Mooney, Gary M. Parsons, Jack Shaw and Jeffrey D. Zients);

•	approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 4,500,000,000 to 8,000,000,000 shares;

•	approve an amendment to our certificate of incorporation which will effect a reverse stock split of our common stock and reduce the number of authorized shares of our common stock as set forth in Item 3 below; and

•	ratify the appointment of KPMG LLP as our independent registered public accountants for 2008.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have elected to provide certain stockholders access to our proxy materials over the Internet. We believe that this new e-proxy process will expedite our stockholders’ receipt of proxy materials and lower the costs, and reduce the environmental impact, of our annual meeting. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about          , 2008 to certain stockholders of record entitled to vote at the annual meeting. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice.

Who is entitled to vote and how many votes do they have?

Holders of our common stock and our Series A Convertible Preferred Stock as of the close of business on          , 2008 (the “Record Date”) are entitled to vote at the annual meeting. Each share of our common stock is entitled to one vote. Each share of our Series A Convertible Preferred Stock is entitled to one-fifth of a vote. As of the Record Date,      shares of our common stock were outstanding, and 24,808,959 shares of Series A Convertible Preferred Stock were outstanding.

Who can attend the annual meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., New York City time.

What constitutes a quorum?

Shares representing the majority of votes, present or represented by proxy, constitute a quorum. If you vote, your shares will be considered part of the quorum.

Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

Stockholders of record can vote as follows:

•	Via the Internet: Stockholders may vote through the Internet at www.proxyvote.com by following the instructions included with your Notice or proxy card. You will need the 12-digit Control Number included on your Notice or proxy card to obtain your records and to create an electronic voting instruction form.

•	By Telephone: Stockholders may vote by telephone 1-800-579-1639 by following the instructions included with your Notice or proxy card. You will need the 12-digit Control Number included on your Notice or proxy card in order to vote by telephone.

•	By Mail: Stockholders who received a proxy card along with a proxy statement from us or who have requested a proxy card from us by following the instructions on the Notice, may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

If your shares are held in “street name”, please check your Notice or proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 5:00 p.m., New York City time, on Wednesday, December 17, 2008.

If you are a registered stockholder (that is, if you hold your stock in certificate form or participate in the Sirius Satellite Radio Inc. 401(k) Savings Plan, you may vote by telephone 1-800-579-1639, or electronically through the Internet at www.proxyvote.com, by following the instructions included with your proxy card.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of this proxy statement and annual report and one copy of the Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement or the Notice. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to: Sirius XM Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement or the Notice may contact our Corporate Secretary to request that only a single copy of our proxy statement be mailed in the future.

Can I change my vote?

Yes. You may change your vote at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary, Patrick L. Donnelly, in writing at Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy; or

•	Executing and delivering a later dated proxy card or submitting a later dated vote by telephone or the Internet; or

•	Voting in person at the annual meeting.

However, if you have shares held through a brokerage firm, bank or other custodian, you may revoke your instructions only by informing the custodian in accordance with any procedures it has established.

What vote is required to approve each item?

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 4,500,000,000 to 8,000,000,000 shares requires the affirmative vote of a majority of the outstanding shares of common stock. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Approval to amend our certificate of incorporation to effect a reverse stock split of our outstanding common stock at a ratio of not less than one-for-ten and not more than one-for-fifty, with the exact ratio to be set at a whole number within this range to be determined by our board of directors, together with the reduction in the number of authorized shares of our common stock as set forth in Item 3 below, requires the affirmative vote of a majority of the outstanding shares of common stock. As a result, abstentions and broker non-votes will have the same effect as negative votes.

An affirmative vote of a majority of all the votes cast is needed to ratify the appointment of KPMG LLP as our independent registered public accountants.

Who will count the votes?

A representative of MacKenzie Partners will tabulate the votes and act as inspector of election.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our common stock may be voted at the annual meeting.

Who am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to represent you at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you complete your proxy card but do not indicate your vote on one or all of the business matters, your proxy will vote “FOR” these items. Also, your proxy is authorized to vote on any other business that properly comes before the annual meeting in accordance with the recommendation of our board of directors.

What happens if a nominee for director is unable to serve as a director?

If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by our board of directors, unless our board of directors reduces the number of directors on our board.

Who is soliciting my proxy, and who will pay the costs of the solicitation?

SIRIUS XM is soliciting your proxy. The cost of soliciting proxies will be borne by SIRIUS XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay MacKenzie $10,000 plus reimburse the firm for its reasonable out-of-pocket expenses. SIRIUS XM will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

To be eligible for inclusion in our proxy statement and form of proxy for next year’s annual meeting, stockholder proposals must be submitted in writing by the close of business on December 24, 2008, which would be at least 120 days prior to the anticipated 2009 meeting, to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

If any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) is instead sought to be presented directly at next year’s annual meeting, the proxies may vote in their discretion if (a) we receive notice of the proposal before the close of business on March 9, 2009 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter or (b) we do not receive notice of the proposal prior to the close of business on March 9, 2009. Notices of intention to present proposals at next year’s annual meeting should be addressed to Patrick L. Donnelly, Executive Vice President, General Counsel and Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

STOCK OWNERSHIP

How much stock do the directors and executive officers of SIRIUS XM own?

The following table shows the number of shares of common stock beneficially owned by each of our directors, our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers as of September 30, 2008. The table also shows common stock beneficially owned by all of our directors and executive officers as a group as of September 30, 2008. To our knowledge, no person or group owns more than 5% of our outstanding common stock.

			Shares
	Number of Shares	Percent	Acquirable
Name of Beneficial Owner	Beneficially Owned(1)	of Class	within 60 days

Joan L. Amble	92,000	*	—
Leon D. Black(2)	104,876	*	—
Lawrence F. Gilberti	219,161	*	—
Eddy W. Hartenstein	138,000	*	—
James P. Holden	238,123	*	—
Chester A. Huber, Jr.(3)	—	*	—
John W. Mendel(4)	400	*	—
James F. Mooney(5)	158,621	*	—
Gary M. Parsons(6)	13,404,403	*	—
Jack Shaw	491,082	*	—
Jeffrey D. Zients	1,334,000	*	—
Mel Karmazin	26,533,823	*	6,000,000
Scott A. Greenstein	3,850,291	*	—
James E. Meyer	2,175,513	*	—
Dara F. Altman	428,138	*	—
Patrick L. Donnelly	2,891,279	*	—
David J. Frear(7)	2,778,629	*	—
All Executive Officers and Directors as a Group (17 persons)(8)	54,838,339	1.9%	6,000,000

*	Less than 1% of our outstanding shares of common stock.

(1)	These amounts include shares of common stock, restricted shares of common stock and restricted stock units which the individuals hold and shares of common stock they have a right to acquire within the next 60 days through the exercise of stock options as shown in the last column. Also included are the shares of common stock acquired under our 401(k) savings plan as of September 30, 2008: Mr. Karmazin — 33,823 shares; Mr. Greenstein — 18,234 shares; Mr. Meyer — 17,368 shares; D. Altman — 0; Mr. Donnelly — 12,177 shares; and Mr. Frear — 19,189 shares.

(2)	Mr. Black is the founding partner of Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. The number of shares shown in the table includes shares that Mr. Black owns directly. Mr. Black disclaims beneficial ownership of shares owned by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

(3)	Mr. Huber is an employee of General Motors, which beneficially owns 25,544,959 shares of our common stock. Mr. Huber disclaims beneficial ownership of the shares of our common stock owned by General Motors.

(4)	Mr. Mendel is an employee of American Honda, which beneficially owns 93,835,676 shares of our common stock. Mr. Mendel disclaims beneficial ownership of the shares of our common stock owned by American Honda.

(5)	Includes 9,100 shares held as custodian for a child.

(6)	Includes 74,423 shares held as custodian for a child.

(7)	Includes 1,900 shares held by spouse.

(8)	Does not include 18,299,015 shares issuable under stock options that are not exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership of our common stock and changes in such ownership with the Securities and Exchange Commission, or the SEC. Based on our records and other information, we believe that all Section 16(a) forms required to be filed during 2007 were filed on a timely basis and in compliance with the requirements of Section 16(a).

GOVERNANCE OF THE COMPANY

What are the responsibilities of the board of directors?

The business and affairs of our company are managed by or under the direction of our board of directors. Our board reviews and ratifies senior management selection and compensation, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

What are the current committees of the board of directors and who are the members of these committees?

Our board of directors maintains an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

A copy of the charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at www.sirius.com. The Compensation Committee has not adopted a charter.

The number of committee meetings held during 2007 are as follows: 13 audit committee meetings, 3 compensation committee meetings and 2 nominating and corporate governance committee meetings.

The following table shows the current members and chairman of each committee and the principal functions performed by each committee:

Committee	Functions

Audit	•	Selects our independent registered public accounting firm
Members:	•	Reviews reports of our independent registered public accounting firm
Joan L. Amble*	•	Reviews and approves the scope and cost of all services, including
Eddy W. Hartenstein		all non-audit services, provided by the firm selected to conduct the audit
James P. Holden	•	Monitors the effectiveness of the audit process
James F. Mooney	•	Reviews adequacy of financial and operating controls
	•	Monitors corporate compliance program

Compensation	•	Reviews our executive compensation policies and strategies
Members: Lawrence F. Gilberti*	•	Oversees and evaluates our overall compensation structure and programs
James P. Holden
Jack Shaw
Jeffrey D. Zients

Nominating and Corporate Governance	•	Develops and implements policies and practices relating to corporate governance
Members:	•	Reviews and monitors implementation of our policies and procedures
James P. Holden	•	Assists in developing criteria for open positions on the board of directors
James F. Mooney* Jack Shaw	•	Reviews background information on potential candidates and makes recommendations to the board of directors
Jeffrey D. Zients	•	Makes recommendations to the board of directors with respect to committee assignments

*	Chair

How often are directors elected to the board?

All directors stand for election annually. Our board reaffirms its accountability to stockholders through this annual election process.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates for the board and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for possible directors. Such suggestions, together with appropriate biographical information, should be submitted to our Corporate Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other possible candidates. During 2007, our board of directors did not retain any third parties to assist in the process of identifying and evaluating potential nominees for our board of directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Nominating and Corporate Committee also may consider the extent to which the candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s election.

Who is the board’s chairman?

Upon completion of the merger of XM Satellite Radio Holdings Inc. into a wholly-owned subsidiary of us, Gary M. Parsons became the chairman of our board of directors. The chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The chairman, among other things, presides over meetings of the board of directors, establishes the agendas of each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board or our Chief Executive Officer.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Corporate Governance Guidelines regarding director independence meet, and in some areas exceed, the listing standards of the NASDAQ Global Select Market. A copy of the Guidelines is available on our website at www.sirius.com.

Pursuant to the Guidelines, the board undertook a review of director independence in September 2008. As part of this review, we reviewed written questionnaires submitted by each director. The questionnaires disclose transactions and relationships between each director or members of his immediate family and SIRIUS XM, other directors, members of our senior management and our affiliates.

As a result of this review, the board determined that all of our directors and nominees are independent of the company and its management under the standards set forth in our Guidelines, with the exception of Mel Karmazin, Gary M. Parsons, each of which is an employee of SIRIUS XM, and Chester A. Huber, Jr. and John W. Mendel, who are employees of General Motors and American Honda, respectively. With respect to Joan L. Amble, the board evaluated ordinary course transactions during the last three fiscal years between us and the American Express Company for which she serves as an executive officer and found that the amount paid by us to American Express was less than 5% of American Express’ consolidated gross revenues during its last three fiscal years.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the Securities and Exchange Act of 1934 and our Guidelines. The board has determined that all of the members of the Compensation Committee meet the independence requirements mandated by the applicable NASDAQ listing standards, the rules of the SEC and the Internal Revenue Service applicable to serving on the Compensation Committee and our Guidelines. The board has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by the NASDAQ listing standards applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the company and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or greater of our common stock.

Our related person transaction policy requires:

•	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

•	that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the board or recommended by the Compensation Committee to the board for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•	disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and Internal Revenue Code.

Since the beginning of 2007, we did not enter into any transactions with related persons that were subject to our related person transaction policy.

Relationship with General Motors

Distribution Agreement

Our subsidiary, XM Satellite Radio, has a long-term distribution agreement with General Motors. General Motors has a representative on our board of directors and is therefore considered a related party. During the term of the agreement, which expires in 2013, GM has agreed to distribute the XM service.

In order to encourage the broad installation of XM radios in GM vehicles, XM has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to GM when the owners of GM vehicles with installed XM radios become subscribers to XM’s service. XM must also share with GM a percentage of the subscription revenue attributable to GM vehicles with installed XM radios. As part of the agreement, GM provides certain call-center related services directly to XM subscribers who are also GM customers for which we must reimburse GM.

Bandwidth

XM has agreed to make bandwidth available to OnStar Corporation for audio and data transmissions to owners of XM-enabled GM vehicles, regardless of whether they are XM subscribers. XM can use the bandwidth until it is actually used by OnStar. OnStar’s use of XM’s bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with XM’s business, and must meet XM’s quality standards. XM also granted to OnStar a certain amount of time to use XM’s studios on an annual basis. In addition, XM agreed to provide certain audio content for distribution on OnStar’s telematics services.

Relationship with American Honda

XM has agreed to make a certain amount of its bandwidth available to American Honda. American Honda has a representative on our board of directors and is therefore considered a related party. XM can use the bandwidth until it is actually used by American Honda. American Honda’s use of XM’s bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with XM’s business, and must meet their quality standards. This agreement remains in effect so long as American Honda holds a certain amount of its investment in us. In January 2007, XM announced a 10-year extension to its arrangement with American Honda to be its supplier of satellite radio and related data services in Honda and Acura vehicles. XM also agreed to make incentive payments to American Honda for each purchaser of a Honda or Acura vehicle that becomes a self-paying XM subscriber and share with American Honda a portion of the subscription revenue attributable to Honda and Acura vehicles with installed XM radios.

Who is the Audit Committee’s financial expert?

Our board of directors has determined that Joan L. Amble, the chairwoman of the Audit Committee and a independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations, and she has accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ.

How often did the board meet during 2007?

During 2007, there were eight meetings of our board of directors and two written consents in lieu of meetings. Each director, other than Leon Black, attended more than 75% of the total number of meetings of the board and meetings held by committees on which he served. Directors are encouraged to attend the annual meeting of stockholders. Messrs. Gilberti, Holden, Mooney and Karmazin attended and participated in our 2007 annual meeting of stockholders.

How are the directors compensated?

Directors who are also our employees do not receive any compensation for their services as directors. Also, Mr. Huber and Mr. Mendel, who are employees of General Motors and American Honda, respectively, have elected to forgo all compensation paid to directors. Currently, each member of our board of directors, who is not employed by us, receives a cash annual retainer and equity compensation payable in the following manner:

•	$50,000 in cash; and

•	$70,000 in the form of options to purchase our common stock which are issued the business day following each year’s annual meeting of stockholders.

Any director who fails to attend at least 75% of the meetings of the board of directors in any given year, forfeits 25% of his or her compensation that is payable in cash. During 2007, all of our directors, other than Leon Black, attended over 75% of the meetings of our board of directors.

Each director who serves as chair of a committee of the board of directors receives an additional annual cash retainer as follows: the audit committee chairwoman receives $30,000; the compensation committee chairman receives $20,000 and the nominating and corporate governance chairman receives $10,000.

All options to purchase common stock awarded to our directors vest over a four-year period, with 25% vesting on each anniversary of the date of grant; provided that no options vest in a given year if, in the prior calendar year, the director failed to attend at least 75% of the meetings of the board.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board of directors. For more information on the compensation of our directors, see “Executive Compensation — Director Compensation Table for 2007.”

Does the chairman of the board of directors receive more compensation than other directors?

Until the merger in July 2008, Joseph P. Clayton was the chairman of the board of directors. We provide Mr. Clayton medical, dental, vision, and life insurance. In 2007 and 2008, Mr. Clayton did not receive any compensation for serving as our chairman and on our board of directors.

Gary M. Parsons is now our chairman of the board of directors. Mr. Parsons has an employment agreement with our subsidiary, XM, which extends until November 18, 2009. Mr. Parsons generally participates in the same executive compensation plans and arrangements available to the other senior executives. His compensation consists of annual base salary, annual bonus and long-term equity-linked compensation. His employment agreement calls for Mr. Parsons to receive a base salary of at least $525,000 annually, subject to increase by the board of directors of XM. The target amount of Mr. Parsons’ discretionary bonus ranges from 100-125% of base salary.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at www.sirius.com.

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon request.

Does SIRIUS XM have corporate governance guidelines and a code of ethics?

Our board of directors has adopted Corporate Governance Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors. A copy of the Guidelines is available on our website at www.sirius.com.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Code of Ethics is available on our website at www.sirius.com and in print to any stockholder who requests it from our Corporate Secretary. If we amend or waive the Code of Ethics with respect to our chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The SEC rules require us to include in this proxy statement a report from the Audit Committee of our board of directors. The following report concerns the Audit Committee’s activities regarding oversight of our financial reporting and auditing process.

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Global Select Market and under Securities Exchange Act Rule 10A-3(b)(1), and it operates under a written charter adopted by our board of directors. A copy of the Audit Committee’s existing charter is available on our website at www.sirius.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met thirteen times during 2007. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include regular executive sessions with our independent registered public accounting firm, without the presence of our management. The Audit Committee reviewed our key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent registered public accounting firm, nor can the Audit Committee certify that our independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our independent registered public accounting firm on the basis of the information it receives, its discussions with management and our independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and our board of directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. The Audit Committee also covers various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees our internal compliance programs.

The Audit Committee has reviewed and discussed our consolidated financial statements with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and our independent registered public accounting firm represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

In March 2007, Ernst & Young LLP, our former independent registered public accounting firm, also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed at such time with Ernst & Young LLP the firm’s independence.

Following the Audit Committee’s discussions with management and Ernst & Young LLP, the Audit Committee recommended that our board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee

Joan L. Amble, Chairwoman
Eddy W. Hartenstein
James P. Holden
James F. Mooney

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by Ernst & Young LLP, our former independent registered public accounting firm, as of and for the years ended December 31, 2007 and 2006:

	For the Years Ended
	December 31,
	2007	2006

Audit fees(1)	$1,301,500	$937,000
Audit-related fees(2)	35,000	30,000
Tax fees	—	—
All other fees	—	—

	$1,336,500	$967,000

(1)	Audit fees billed by Ernst & Young LLP related to the audits of our annual consolidated financial statements and internal control over financial reporting; the review of our interim consolidated financial statements; and review of documents filed with the SEC, including comment letters, consents and registration statements.

(2)	Audit-related fees billed by Ernst & Young LLP in 2007 and 2006 related to audits of employee benefit plans.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee has established pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. The following sets forth the primary principles of the Audit Committee’s pre-approval policies:

•	The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•	The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•	The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•	The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees” and “Audit-Related Fees” were pre-approved by the Audit Committee.

The Audit Committee has appointed KPMG LLP to audit our 2008 consolidated financial statements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overall Program Objectives

We strive to attract, motivate and retain high-quality executives by providing total compensation that is performance-based and competitive with the various markets and industries in which we compete for talent. We provide incentives to advance the interests of stockholders and deliver levels of compensation that are commensurate with performance. Overall, we design our executive compensation program to:

•	support our corporate strategy and business plan by clearly communicating goals and objectives to executives and by rewarding achievement;

•	retain and recruit highly qualified and effective executive talent; and

•	create a strong performance alignment with stockholders’ interests.

We seek to achieve these objectives through three key compensation elements:

•	a base salary;

•	a performance-based annual bonus (that constitutes the short-term incentive element of our program), which may be paid in cash, restricted stock units, shares of stock or a combination of these; and

•	grants of long-term, equity-based compensation (that constitute the long-term incentive element of our program), such as stock options and/or restricted stock units, which may be subject to time-based and/or performance-based vesting requirements.

The Compensation Committee believes that this three-part approach is consistent with programs adopted by similarly situated companies and best serves the interests of our stockholders. The approach enables us to meet the requirements of the competitive environment in which we operate, while ensuring that executive officers are compensated in a manner that advances both the short and long-term interests of our stockholders. Under this approach, compensation for our executive officers involves a high proportion of pay that is “at risk” — namely, the annual bonus and the value of stock options and restricted stock units. Stock options and/or restricted stock units relate a significant portion of each executive’s long-term remuneration directly to the stock price appreciation realized by our stockholders.

Our executives participate in our 401(k) Savings Plan, including the profit sharing component of that plan. We do not sponsor or maintain a retirement plan or deferred compensation plan for any of our employees.

Compensation Considerations

In making compensation decisions with respect to each element of compensation, the Compensation Committee considers the competitive market for executives and compensation levels paid by comparable companies. The Compensation Committee from time to time reviews the compensation practices at companies with which it competes for talent, including radio, television, cable, film, software development, consumer electronics and other publicly held businesses with a scope and complexity similar to ours. The Compensation Committee has not established a defined peer group against which it benchmarks compensation. The businesses chosen for comparison may differ from one executive to the next depending on the scope and nature of the business for which the particular executive is responsible.

The Compensation Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by peers. Instead, the Compensation Committee uses market comparison as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of roles and responsibilities, leadership and growth potential.

Executive Compensation Practices

Our practices with respect to the key compensation elements identified above, as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining key compensation elements for the named executive officers for 2007.

Base Salary for Named Executive Officers

Purpose.  The objective of base salary is to reflect job responsibilities, value to us, and individual performance with respect to market competitiveness.

Considerations.  In 2007, base salaries for the five executive officers named in the Summary Compensation Table were determined in accordance with employment agreements with those officers. The minimum salaries set forth in the employment agreements and the amount of any increase over these salaries was determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available, salary norms for persons in similar positions at comparable companies;

•	the expertise of the individual executive;

•	the executives’ salary history;

•	the competitiveness of the market for the executives’ services; and

•	the recommendations of our Chief Executive Officer (except as to his own compensation).

Salaries are generally reviewed annually and are often reviewed in connection with the extension of an employment agreement. In setting base salaries, the Compensation Committee considers the importance of linking a high proportion of each executive officer’s compensation to performance in the form of the annual bonus as well as long-term stock-based compensation, which is tied to our stock price performance.

While, as noted above, the Compensation Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by peers, the Committee from time to time reviews peer data of similar executives at comparable companies, depending on the executive, in the radio, television, cable, film, software development, consumer electronics and other publicly held businesses with a scope and complexity similar to ours.

Year 2007 Decisions.  In 2007 all of the named executive officers were employed pursuant to agreements described under “Potential Payments upon Termination or Change-in-Control — Employment Agreements” below.

The base salary of Mr. Karmazin was not changed in 2007.

Effective February 1, 2007, Mr. Greenstein’s base salary was increased to $800,000 from $700,000 to reflect the increasing scope of his responsibilities as we continue to expand and strengthen our marketing, programming, ad sales, research and interactive efforts.

Effective February 1, 2007, Mr. Meyer’s base salary was increased to $900,000 from $800,000 to reflect his contributions during 2006 and the increasing scope of his responsibilities as we strengthen our sales and operations functions.

Effective February 1, 2007, Mr. Donnelly’s base salary was increased to $450,000 from $400,000 to reflect the increasing scope of his responsibilities, and his contributions and performance during 2006. Mr. Donnelly’s base salary was further increased to $500,000 on June 1, 2007 upon signing his new employment agreement and in recognition of additional expanded responsibilities.

Effective February 1, 2007, Mr. Frear’s base salary was increased to $525,000 from $450,000 to reflect the increasing scope of his responsibilities in the areas of finance and information technology, his increasing involvement in our satellite procurement program, and his contributions during 2006.

Annual Bonus for Named Executive Officers

Purpose.  Our compensation program provides for an annual bonus that is discretionary. Although our annual bonus compensation element is discretionary, the Compensation Committee attempts to award bonuses that incentivize individuals to achieve goals that are intended to correlate closely with growth of our business and stockholder value and to compensate individuals upon the achievement of such goals.

Considerations.  Although our annual bonus awards are discretionary, during the past three years the Compensation Committee generally employed the three step process described below to assist it in shaping its decision and assist in evaluating appropriate bonuses for our named executive officers. The Compensation Committee may not employ the same process, or may adopt a modified or wholly different process in the future, in making bonus decisions.

•	The Compensation Committee, working with senior management, set performance goals each year. Performance against these goals was used as one of the principal measures to determine overall bonus funding for the company and our executive officers. In 2007, these goals were not formalized due to our pending merger with XM Radio.

•	At the end of the year, the Compensation Committee measured our actual performance against the established performance goals to determine the appropriate funding of a bonus pool for all employees. In determining the extent to which the performance goals were met, the Compensation Committee exercised its judgment whether to reflect or exclude the impact of changes in accounting principles, extraordinary, unusual or infrequently occurring events reported in our public filings, and changes approved from time to time by the Board outside of the original plan for the year. In 2007, the Compensation Committee reviewed our actual performance against a variety of key metrics. In determining the bonus pool, the Compensation Committee also considered a variety of additional accomplishments and factors that it believed were relevant.

•	Following a consideration of the performance goals, additional accomplishments and other factors the Compensation Committee deemed relevant, the Compensation Committee determined an aggregate bonus pool for all employees. The actual bonuses for individual employees, however, are fully discretionary. For named executive officers (other than himself), our Chief Executive Officer recommended to the Compensation Committee individual bonus amounts taking into account overall approved bonus funding and the contributions of each individual during the year. These amounts were reviewed and discussed with the Compensation Committee by our Chief Executive Officer. For the Chief Executive Officer, the Compensation Committee reviewed his performance for the year and determined an appropriate bonus amount.

In 2008, the Compensation Committee intends to determine the overall bonus funding by evaluating the company’s performance against its 2008 business plan as approved by board of directors, including metrics such as total subscribers, cash, revenues, EBITDA, SAC per gross addition, churn, operating expense growth, and other factors that it determines are appropriate.

The Compensation Committee has discretion as to whether annual bonuses for our named executive officers will be paid in cash, restricted stock units or a combination thereof. In general, our practice is to pay these bonuses 50% in cash and 50% in restricted stock units. Any restricted stock units that are awarded are granted under a long-term incentive plan approved by our stockholders. The Compensation Committee also retains discretion, in appropriate circumstances, to grant a higher or lower bonus or no bonus at all.

Year 2007 Decisions.  In 2007, the Compensation Committee approved bonuses that were intended to achieve two principal objectives:

•	to continue to link compensation with performance, as measured at the company and individual levels; and

•	to reward and differentiate employees based on individual performance.

At the end of the year, the Compensation Committee reviewed the company’s performance, additional accomplishments and other factors it deemed relevant, and approved a bonus pool for employees.

The annual bonus for Mr. Karmazin is discussed below under “Compensation of our Chief Executive Officer.”

Mr. Greenstein was awarded a bonus for his contributions during the year, including his role in the continued enhancement of our programming and the marketing efforts which supported our brand awareness and customer satisfaction levels, and the addition of net new subscribers.

Mr. Meyer was a awarded a bonus for his contributions during the year, including his role in the company being cash flow positive in the second half of 2007, adding net new subscribers in 2007, containing operating expense growth, launching SIRIUS Backseat TV, improving our segment share, improving self-pay churn levels and customer save rates, controlling subscriber acquisition costs per gross addition, improving automaker penetration and negotiating extensions of our agreements with various automakers.

Mr. Donnelly was awarded a bonus for his contributions during the year, including his regular on-going contributions as our general counsel, and his role in our Copyright Royalty Board proceeding, raising additional funding on favorable terms, the negotiation, execution and pursuit of approval of our pending merger with XM Radio and negotiating extensions of our agreements with various automakers.

Mr. Frear was awarded a bonus for his contributions during the year, including his regular on-going contributions as our chief financial officer, and his role in the company being cash flow positive in the second half of 2007, improvements in our subscriber acquisition costs per gross addition, containing operating expense growth, our Copyright Royalty Board proceeding, the negotiation, execution and pursuit of approval of our pending merger with XM Radio, and raising additional funding on favorable terms.

Based on the foregoing, the Compensation Committee approved the bonus amounts set forth in the Summary Compensation Table.

Long-term Incentive Compensation for Named Executive Officers

Purpose.  The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding actions that create or increase long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the goals of the compensation program described above.

Mix of Restricted Stock Units and Stock Options.  Our long-term incentive compensation generally takes the form of stock options and restricted stock units. The two forms of awards reward stockholder value creation in different ways. Stock options (which have exercise prices equal to the market price on the date of grant) reward named executive officers only if the stock price increases. Restricted stock units are affected by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price.

In the case of normal annual grants, 100% of the total value of a long-term compensation award typically takes the form of stock options. In other cases, such as negotiated grants issued upon extension of an employment agreement, a portion of the total value may be in the form of restricted stock units.

Stock Options.  Our long-term incentive program calls for stock options to be granted with exercise prices of not less than fair market value of our stock on the date of grant and to vest proportionally over four years, if the employee is still employed by us, with exceptions to this vesting schedule made by the Compensation Committee. We define fair market value as the stock price on the close of business on the day of grant for existing employees and on the close of business the day before hiring for new employees.

Year 2007 Decisions.  In 2007, the long-term compensation awarded by the Compensation Committee to named executive officers under the programs described above is identified in the Grants of Plan-Based Awards for 2007 table and was awarded to each named executive officer for the reasons detailed in the Base Salary and Annual Bonus sections of this Compensation Discussion and Analysis.

Periodic Review.  The Compensation Committee reviews both the annual bonus program and long-term incentive program to ensure that their key elements continue to meet the objectives described above. In determining the annual grants of restricted stock units and stock options, the Compensation Committee considered any market data on total compensation packages and, except in the case of the Chief Executive Officer, the recommendations of the Chief Executive Officer.

Perquisites and Other Benefits for Named Executive Officers

With limited exceptions, the Compensation Committee supports providing perquisites and other benefits to named executive officers that are substantially the same as those offered to our other full time employees and are provided to executives in similarly situated companies.

Payments to Named Executive Officers Upon Termination or Change in Control

The employment agreements we entered into with our named executive officers provide for severance payments and, in connection with a severance that occurs after a change in control, additional payments (including tax “gross-up” payments to protect certain named executive officers from so-called “golden parachute” excise taxes that could arise in such circumstances). These arrangements vary from executive to executive due to individual negotiations based on executive history and individual circumstances.

We believe that these severance and change-in-control arrangements mitigate some of the risk that exists for executives working in a nascent industry. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky.

There is a possibility that we could be acquired in the future. Accordingly, we believe that severance payments in connection with a change in control are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Total Compensation for Named Executive Officers

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled by his employment agreement, including compensation payable upon termination of employment under a variety of circumstances. In making its decisions regarding compensation for 2007, the Compensation Committee reviewed the total compensation potentially payable to, and the benefits accruing to, each named executive officer. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Compensation of our Chief Executive Officer

In November 2004, our board of directors negotiated, and we entered into, a five-year employment agreement with Mel Karmazin to serve as our Chief Executive Officer. The material terms of Mr. Karmazin’s employment agreement are described below under “Potential Payments Upon Termination and Change-in-Control — Employment Agreements — Mel Karmazin.”

The terms of Mr. Karmazin’s employment were established by negotiations between Mr. Karmazin and members of our Board, including members of the Compensation Committee. The Board and the Compensation Committee did not retain an independent compensation consultant specifically to advise them in the negotiation of Mr. Karmazin’s compensation arrangements or to assess the reasonableness of the compensation arrangements. In assessing Mr. Karmazin’s compensation, the Compensation Committee and our Board evaluated:

•	Mr. Karmazin’s historical compensation; and

•	other publicly available compensation information for chief executive officers that had been prepared earlier by Frederick W. Cook, Inc. at the request of the Compensation Committee as part of the process of evaluating potential compensation for our former CEO, Joseph P. Clayton, in the event that the Compensation Committee decided to extend his employment as our Chief Executive Officer.

Our Board and the Compensation Committee concluded that, in their business judgment, Mr. Karmazin’s profile, qualifications and experience, particularly in radio, were uniquely suited for our needs, and that the compensation, including the base salary, stock option and restricted stock components of the compensation, was, taken as a whole, reasonable and appropriate under the circumstances.

In February 2008, the Compensation Committee awarded an annual bonus to Mr. Karmazin of $4,000,000 in recognition of his performance and our corporate performance, including:

•	the increase in our net additions and end of period subscriptions in 2007;

•	achieving positive free cash flow in the second half of 2007 and fourth quarter of 2007, with greater positive free cash flow than in the fourth quarter of 2006;

•	the increase in our 2007 revenues by 44.7% while total operating expenses (excluding depreciation and stock-based compensation) increased by only 7.6%;

•	the performance of our average monthly churn as compared to the public guidance for such metric;

•	his contribution to the Copyright Royalty Board proceeding;

•	the negotiation, execution and pursuit of approval of our pending merger with XM Radio;

•	the launch of SIRIUS Backseat TV;

•	the securing of additional funding on favorable terms;

•	the continued enhancement of our programming; and

•	the execution of extensions to our agreements with various automakers, and the increased penetration rates secured from automakers.

Mr. Karmazin’s bonus was paid in cash, not a combination of cash and restricted stock units. In awarding Mr. Karmazin’s bonus in cash, the Compensation Committee considered his existing compensation arrangements and the amount of our common stock currently owned by him through open market purchases as well as stock options and restricted shares of common stock held by him. The Compensation Committee concluded that Mr. Karmazin’s interests were already highly aligned with stockholders, and that an award of additional restricted stock was not necessary to advance other corporate interests, such as retention or alignment.

As is apparent in the Summary Compensation Table on page 21, most of the difference in total compensation between Mr. Karmazin and our other named executive officers is attributable to the value reflected in the table for “Option Awards.” As reflected in the Outstanding Equity Awards at Fiscal Year-End 2007 table on page 22, and described in footnote (1) to that table, Mr. Karmazin received an award of a stock option covering a substantial number of shares (as well as shares of restricted stock reflected in the Outstanding Equity Awards at Fiscal Year-End 2007 table and the Options Exercised and Stock Vested for 2007 table) in connection with the execution of his employment agreement in November 2004. Mr. Karmazin did not receive any equity-based awards in 2006 or 2007. The total compensation in the Summary Compensation Table reflects the inclusion, as noted in footnote (2) to the table, of the expense recognized solely for financial statement reporting purposes in 2006 and 2007 for option awards.

Policy with Respect to Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code places a $1 million per person limitation on the tax deduction we may take for compensation paid to our Chief Executive Officer and our three other highest paid executive officers other than our Chief Executive Officer and Chief Financial Officer except that compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1 million limit. The Compensation Committee reserves the discretion to pay compensation that does not qualify for exemption under Section 162(m) where the Compensation Committee believes such action to be in the best interests of our stockholders.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management and as a committee. Based on our review and discussion with management, we recommended that the board of directors include the Compensation Discussion and Analysis in this report.

Compensation Committee

Leon D. Black
Lawrence F. Gilberti, Chairman
Warren N. Lieberfarb

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who served in such capacities as of December 31, 2007 for services rendered to us during the past two fiscal years. These five officers are referred to herein as the named executive officers.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Earnings	Compensation(3)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Mel Karmazin	2007	1,250,000	4,000,000	2,832,000	24,118,312	—	—	18,743	32,219,055
Chief Executive Officer	2006	1,250,000	3,000,000	2,832,000	24,118,312	—	—	16,937	31,217,249
Scott A. Greenstein	2007	791,667	440,000	1,351,441	2,439,272	—	—	17,243	5,039,623
President and Chief Content Officer	2006	700,000	400,000	2,817,260	3,153,839	—	—	17,145	7,088,244
James E. Meyer	2007	891,667	512,500	978,439	1,132,218	—	—	136,003	3,650,827
President, Sales and Operations	2006	778,396	462,500	2,918,503	1,349,806	—	—	118,396	5,627,601
Patrick L. Donnelly	2007	475,000	300,000	429,432	621,623	—	—	18,743	1,844,798
Executive Vice President, General Counsel and Secretary	2006	397,464	225,000	434,196	305,105	—	—	19,162	1,380,927
David J. Frear	2007	518,750	350,000	1,496,884	1,331,396	—	—	18,743	3,715,773
Executive Vice President and Chief Financial Officer	2006	450,000	262,500	341,244	1,394,133	—	—	16,185	2,464,062

(1)	Bonuses for Messrs. Greenstein, Meyer, Donnelly and Frear were paid 50% in cash and 50% in restricted stock units. The amount shown in the “Bonus” column reflects the portion of the annual bonus paid in cash in the year for which it is earned. The portion of the bonus paid in restricted stock units is reflected in the “Grants of Plan-Based Awards for 2007” table in the year granted, which will be the year following that for which the bonus was earned.

(2)	Amounts represent expense recognized for financial statement reporting purposes for the fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). In the case of stock options granted to Messrs. Greenstein, Meyer, Donnelly and Frear, the amounts also reflect estimates of forfeitures relating to service-based vesting conditions on the grant date. Please refer to Note 2 of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. These dollar amounts include amounts from awards granted in and prior to 2007.

(3)	Represents matching and profit sharing contributions by us under our 401(k) savings plan. The profit sharing contribution was $11,993 in 2007 and $12,562 in 2006 for each executive and was paid in the form of shares of our common stock. All other compensation for Mr. Meyer also includes amounts reimbursed for temporary living and travel expenses. In 2007, Mr. Meyer was paid $53,000 for rent, $13,129 for travel, $3,710 for utilities, and $47,421 for reimbursement of taxes associated with these expenditures in accordance with his employment agreement. In 2006, Mr. Meyer was paid $54,000 for rent, $12,102 for travel, $2,928 for utilities, and $32,206 for reimbursement of taxes associated with these expenditures in accordance with his employment agreement. Travel-related expenses include airfare, taxi/car services, and other incidental travel-related costs which are reimbursed based on receipts.

Grants of Plan-Based Awards for 2007

The following table provides information with respect to equity grants made during fiscal year 2007 to the named executive officers.

		All Other	All Other		Grant Date
		Stock Awards:	Option Awards:	Exercise or	Fair Value
		Number of Shares	Number of Securities	Base Price of	of Stock and
		of Stock or Units	Underlying Options	Option Awards	Option Awards
Name	Grant Date	(#)(1)	(#)(2)	($/Sh)(3)	($)(4)

Mel Karmazin	—	—	—	—	—
Scott A. Greenstein	2/1/2007	—	435,000	3.70	851,280
	2/1/2007	108,109	—	—	400,003
James E. Meyer	2/1/2007	—	512,000	3.70	1,001,966
	2/1/2007	125,000	—	—	462,500
Patrick L. Donnelly	2/1/2007	—	256,000	3.70	500,983
	2/1/2007	60,811	—	—	225,001
	5/17/2007	—	1,450,000	2.72	2,078,897
	5/17/2007	275,000	—	—	748,000
David J. Frear	2/1/2007	—	307,000	3.70	600,788
	2/1/2007	70,946	—	—	262,500

(1)	The stock awards granted on February 1, 2007 represent the portion of the 2006 annual bonus which was paid 50% in restricted stock units. These restricted stock units vested on February 20, 2008. The stock awards granted to Mr. Donnelly on May 17, 2007 in connection with the extension of his employment agreement vest in three equal annual installments from the date of grant.

(2)	The option awards granted on February 1, 2007 vest proportionally over four years from the date of grant and have a term of ten years. The option award granted on May 17, 2007 to Mr. Donnelly in connection with the extension of his employment agreement vest in three equal annual installments from the date of grant and has a term of ten years.

(3)	The exercise price of each option is equal to the fair market value, or closing price, of our common stock on the date of grant.

(4)	The aggregate grant date fair value of restricted stock unit and stock option awards were computed in accordance with SFAS No. 123R. The assumptions used in the valuation are discussed in Note 2 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information with respect to the status at December 31, 2007 of all unexercised options and unvested restricted stock and restricted stock units awarded to each of the named executive officers. The grants listed in the Grants of Plan-Based Awards for 2007 table also appear in this table.

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity						Plan Awards:
			Incentive Plan					Equity Incentive	Market or
			Awards:					Plan Awards:	Payout Value
	Number of	Number of	Number of					Number of	of Unearned
	Securities	Securities	Securities			Number of	Market Value	Unearned	Shares, Units
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	Shares, Units or	or Other
	Unexercised	Unexercised	Unexercised	Option		of Stock that	Units of Stock	Other Rights	Rights that
	Options	Options	Unearned	Exercise	Option	have not	that have not	that have not	have not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(6)	($)(7)	(#)	($)

Mel Karmazin(1)	18,000,000	12,000,000	—	4.72	11/17/2014	1,200,000	3,636,000	—	—
Scott A. Greenstein(2)	450,000	—	—	3.14	12/31/2007	108,109	327,570	—	—
	1,000,000	—	—	3.14	5/5/2014	—	—	—	—
	833,333	416,667	—	6.60	8/8/2015	—	—	—	—
	—	435,000	—	3.70	2/1/2017	—	—	—	—
James E. Meyer(3)	600,000	—	—	3.14	12/31/2007	125,000	378,750	—	—
	50,000	—	—	6.75	12/14/2011	—	—	—	—
	66,666			1.04	8/11/2013	—	—	—	—
	337,500	1,012,500	—	5.54	2/2/2016	—	—	—	—
	—	512,000	—	3.70	2/1/2017	—	—	—	—
Patrick L. Donnelly(4)	400,000	—	—	7.50	5/1/2011	60,811	184,257	—	—
	100,000	—	—	7.61	5/1/2011	275,000	833,250	—	—
	16,666	—	—	1.04	8/11/2013	—	—	—	—
	30,000	90,000	—	5.71	2/1/2016	—	—	—	—
	—	256,000	—	3.70	2/1/2017	—	—	—	—
	—	1,450,000	—	2.72	5/17/2017	—	—	—	—
David J. Frear(5)	1,150,000	—	—	1.85	8/11/2013	300,000	909,000	—	—
	466,666	233,334	—	6.61	8/10/2015	70,946	214,996	—	—
	—	307,000	—	3.70	2/1/2017	—	—	—	—

(1)	Outstanding equity awards for Mr. Karmazin vest in five equal annual installments from the date of grant on November 18, 2004.

(2)	Outstanding equity awards for Mr. Greenstein vest as follows: 450,000 exercisable options granted at an exercise price of $3.14 vested on March 15, 2007 as a result of the satisfaction of performance targets for the year ended December 31, 2006; 1,000,000 exercisable options granted at an exercise price of $3.14 vested immediately on the date of grant on May 5, 2004; options granted at an exercise price of $6.60 vested in three equal annual installments from the date of grant on August 8, 2005; options granted at an exercise price of $3.70 vest in four equal annual installments from the date of grant on February 1, 2007; and 108,109 restricted stock units vested on February 20, 2008.

(3)	Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $3.14 vested either on March 15, 2006 or April 16, 2006 as a result of the satisfaction of performance targets for the year ended December 31, 2005; options granted at an exercise price of $6.75 vested 50% on the date of grant on December 14, 2001 and 25% per year thereafter; options granted at an exercise price of $1.04 vested in three equal annual installments on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $5.54 vest in four equal annual installments from the date of grant on February 2, 2006; options granted at an exercise price of $3.70 vest in four equal annual installments from the date of grant on February 1, 2007; and 125,000 restricted stock units vested on February 20, 2008.

(4)	Outstanding equity awards for Mr. Donnelly vest as follows: options granted at an exercise price of $7.50 vested 41.25% on the date of grant on May 1, 2001, 19.75% on October 15, 2001, 19.5% on April 15, 2002 and 19.5% on October 15, 2002; options granted at an exercise price of $7.61 vested immediately on the date of grant on May 1, 2001; options granted at an exercise price of $1.04 vested in three equal annual installments on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of

$5.71 vest in four equal annual installments from the date of grant on February 1, 2006; options granted at an exercise price of $3.70 vest in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.72 vest in three equal annual installments from the date of grant on May 17, 2007; 60,611 restricted stock units vested on February 20, 2008; and 275,000 restricted stock units vest in three equal annual installments from the date of grant on May 17, 2007.

(5)	Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $1.85 vested either in three equal annual installments on July 1, 2004, July 1, 2005, and July 1, 2006, on March 15, 2004 as a result of the satisfaction of performance targets for the year ended December 31, 2003, or on March 15, 2005 as a result of the satisfaction of performance targets for the year ended December 31, 2004; options granted at an exercise price of $6.61 vested in three equal annual installments from the date of grant on August 10, 2005; options granted at an exercise price of $3.70 vest in four equal annual installments from the date of grant on February 1, 2007; 300,000 restricted stock units vested on March 15, 2008 as a result of the satisfaction of performance targets for the year ended December 31, 2007; and 70,946 restricted stock units vested on February 20, 2008.

(6)	Vesting and payment of all restricted stock units reflected above will be accelerated upon the death of the executive officer or upon a triggering event following a change in control, as defined under our stock incentive plans, or upon the occurrence of an event that triggers immediate vesting of the outstanding awards under the executive’s employment agreement.

(7)	Amount is based on the closing price of our common stock of $3.03 on December 31, 2007.

Option Exercises and Stock Vested for 2007

The following table provides information with respect to option exercises and restricted stock and restricted stock units that vested during 2007.

	Option Awards			Stock Awards
	Number of			Number of Shares
	Shares Acquired		Value Realized	Acquired on	Value Realized
	on Exercise		on Exercise	Vesting(2)	on Vesting
Name	(#)		($)	(#)	($)

Mel Karmazin	—		—	600,000	2,112,000
Scott A. Greenstein	—		—	678,296	2,099,413
James E. Meyer	33,334	(1)	65,335	370,053	1,175,490
Patrick L. Donnelly	—		—	35,026	125,743
David J. Frear	—		—	39,405	141,464

(1)	These options would have expired on December 31, 2007.

(2)	Includes the portion of the 2005 bonus that was granted as restricted stock units to all named executive officers, except Mr. Karmazin. These restricted stock units were granted on February 1, 2006 and vested on February 15, 2007.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We have entered into an employment agreement with each of our named executive officers, which contain provisions regarding payments upon a termination or change of control.

Mel Karmazin

In November 2004, we entered into a five-year agreement with Mel Karmazin to serve as our Chief Executive Officer. We pay Mr. Karmazin a base salary of $1,250,000 per year, and annual bonuses in an amount determined each year by the Compensation Committee of our Board.

Pursuant to our agreement with Mr. Karmazin, his stock options and shares of restricted stock will vest upon his termination of employment for good reason, upon his death or disability and in the event of a change in control. In the event Mr. Karmazin’s employment is terminated by us without cause, his unvested stock options and shares of restricted stock will vest and become exercisable, and he will receive his current base salary for the remainder of the term and any earned but unpaid annual bonus.

In the event that any payment we make, or benefit we provide, to Mr. Karmazin would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Karmazin the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Scott A. Greenstein

Mr. Greenstein has agreed to serve as our President and Chief Content Officer, through July 2009. We pay Mr. Greenstein an annual salary of $850,000.

If Mr. Greenstein’s employment is terminated without cause or he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to (1) his base salary in effect from the termination date through July 2009 and (2) any annual bonuses, at a level equal to 60% of his base salary, that would have been customarily paid during the period from the termination date through July 2009. In the event Mr. Greenstein’s employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical, dental and life insurance benefits for 18 months following his termination.

If, following the occurrence of a change in control, Mr. Greenstein is terminated without cause or he terminates his employment for good reason, we are obligated to pay Mr. Greenstein the lesser of (1) four times his base salary and (2) 80% of the multiple of base salary, if any, that our Chief Executive Officer would be entitled to receive under his or her employment agreement if he or she was terminated without cause or terminated for good reason following such change in control. We are also obligated to continue Mr. Greenstein’s medical, dental and life insurance benefits, or pay him an amount sufficient to replace these benefits, until the third anniversary of his termination date.

In the event that any payment we make, or benefit we provide, to Mr. Greenstein would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Greenstein the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

James E. Meyer

Mr. Meyer has agreed to serve as our President, Sales and Operations, until April 2010. For the fiscal year ending December 31, 2007. We pay Mr. Meyer an annual salary of $950,000.

In the event Mr. Meyer’s employment is terminated without cause or he terminates his employment for good reason, we will pay him a lump sum payment equal to (1) his annual base salary in effect on the termination date plus, (2) the greater of (x) a bonus equal to 60% of his annual base salary or (y) the prior year’s annual bonus actually paid to him (the “Designated Amount”). Pursuant to his employment agreement, Mr. Meyer may elect to retire in April 2010. In the event he elects to retire, we have agreed to pay him a lump sum payment equal to the Designated Amount. In the event Mr. Meyer’s employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical and dental insurance benefits for 18 months following his termination and to continue his life insurance benefits for twelve months following his termination. If Mr. Meyer’s employment is terminated due to a scheduled retirement, we are obligated to continue his medical, dental and life insurance benefits for 12 months following his termination.

If Mr. Meyer elects to retire next April, or Mr. Meyer is terminated without cause or he terminates his employment for good reason prior to July 28, 2009, we will pay him a lump sum payment equal to two times the Designated Amount. In the event Mr. Meyer elects to retire or Mr. Meyer is terminated without cause or he terminates his employment for good reason prior to July 28, 2009, we are also obligated to continue his medical, dental and life insurance benefits for 24 months following his termination.

Upon the expiration of Mr. Meyer’s employment agreement in April 2010 or following his retirement, if earlier, we have agreed to offer Mr. Meyer a one-year consulting agreement. We expect to reimburse Mr. Meyer for all of his reasonable out-of-pocket expenses associated with the performance of his obligations under this consulting agreement, but do not expect to pay him any cash compensation. Mr. Meyer’s stock options will continue to vest and will be exercisable during the term of this consulting agreement.

In the event that any payment we make, or benefit we provide, to Mr. Meyer would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Meyer the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax were not imposed.

Patrick L. Donnelly

Mr. Donnelly has agreed to serve as our Executive Vice President, General Counsel and Secretary, through April 2010. We pay Mr. Donnelly an annual base salary of $525,000.

If Mr. Donnelly’s employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay him a lump sum payment equal to his annual salary and the annual bonus last paid to him and to continue his medical and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Donnelly would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Donnelly the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

David J. Frear

Mr. Frear has agreed to serve as our Executive Vice President and Chief Financial Officer through July 2011. We pay Mr. Frear an annual salary of $750,000.

If Mr. Frear’s employment is terminated without cause or he terminates his employment for good reason, we are obligated to pay him a lump sum payment equal to his annual salary and the annual bonus last paid to him and to continue his medical and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Frear would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Frear the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Potential Payments

If a triggering event and/or termination of employment had occurred as of December 31, 2007, we estimate that the value of the benefits under the employment agreements would have been as follows:

		Lump Sum	Accelerated	Continuation of
		Severance	Equity	Insurance	Tax
		Payment	Vesting(1)	Benefits(2)	Gross-Up	Total
Name	Conditions for Payouts	($)	($)	($)	($)	($)

Mel Karmazin	Upon death, disability or change in control	—	3,636,000	—	—	3,636,000
	Termination without cause or for good reason	4,360,274	3,636,000	—	—	7,996,274
Scott A. Greenstein	Termination without cause or for good reason	2,224,658	—	22,551	—	2,247,209
	If following the occurrence of a change in control, termination without cause or for good reason	1,204,608	327,570	53,923	—	1,586,101
James E. Meyer	Termination without cause, for good reason or for scheduled retirement	1,825,000	—	20,794 (3)	—	1,845,794
	If following the occurrence of a change in control, (other than a result of the XM-Sirius merger) termination without cause or for good reason	1,825,000	378,750	20,794	—	2,224,544

		Lump Sum	Accelerated	Continuation of
		Severance	Equity	Insurance	Tax
		Payment	Vesting(1)	Benefits(2)	Gross-Up	Total
Name	Conditions for Payouts	($)	($)	($)	($)	($)

	If following the 12 month period after the consummation of the Sirius-XM merger, termination without cause, for good reason or scheduled retirement	3,650,000	—	31,937	—	3,681,937
Patrick L. Donnelly	Termination without cause or for good reason	950,000	—	12,993	—	962,993
	If following the occurrence of a change in control, termination without cause or for good reason	950,000	1,467,007	12,993	—	2,430,000
David J. Frear	Termination without cause or for good reason	1,050,000	—	12,993	—	1,062,993
	If following the occurrence of a change in control, termination without cause or for good reason	1,050,000	1,123,966	12,993	—	2,186,959

(1)	Assumes that unvested equity would vest upon a change in control as stated in our stock incentive plans. Amounts were calculated based on the closing price of our common stock on December 31, 2007 of $3.03. The accelerated vesting of options is valued at (a) the difference between the closing price and the exercise price of the options times (b) the number of shares of common stock underlying the options. The accelerated vesting of restricted stock and restricted stock units is valued at the closing price times the number of shares of restricted stock and restricted stock units.

(2)	Assumes that medical and dental benefits would be continued under COBRA for up to 18 months at current rates; thereafter assumes rate of two times current employer costs. Assumes that life insurance would be continued at rate of two times current employer cost.

(3)	If Mr. Meyer terminates due to a scheduled retirement, then continuation of insurance benefits cost is estimated to be $14,263, instead of $20,794.

Director Compensation Table for 2007

The following table provides compensation information for the year ended December 31, 2007 for each of our non-employee directors. Messrs. Clayton, Lieberfarb and McGuiness resigned from our board of directors in connection with our merger with XM.

					Change in
					Pension Value of
					Non-Qualified
				Non-Equity	Deferred
	Fee Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards(1)(2)	Awards(1)(3)	Compensation	Earnings	Compensation(4)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Joseph P. Clayton	—	—	—	—	—	27,032	27,032
Leon D. Black	50,000	16,320	40,991	—	—	—	107,311
Lawrence F. Gilberti	70,000	16,320	40,991	—	—	—	127,311
James P. Holden	60,000	16,320	40,991	—	—	—	117,311
Warren N. Lieberfarb	50,000	16,320	40,991	—	—	—	107,311
Michael J. McGuiness	50,000	16,320	40,991	—	—	—	107,311
James F. Mooney	80,000	16,320	40,991	—	—	—	137,311

(1)	Amounts represent expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123R, disregarding estimates of forfeitures related to service-based vesting conditions. Please refer to Note 2 of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. These dollar amounts include amounts from awards granted in or prior to 2007.

(2)	Directors were not awarded restricted stock units in 2007. At December 31, 2007, the aggregate number of unvested restricted stock units outstanding for each director was as follows: Mr. Clayton 0; Mr. Black 47,425; Mr. Gilberti 140,672; Mr. Holden 140,672; Mr. Lieberfarb 85,397; Mr. McGuiness 78,772; and Mr. Mooney 92,070.

(3)	Directors, other than Mr. Clayton, were each awarded 45,962 options at an exercise price of $2.90 in 2007 with a grant date fair value of $69,851. At December 31, 2007, the aggregate number of option awards outstanding for each director is as follows: Mr. Clayton 5,000,000; Mr. Black 99,413; Mr. Gilberti 129,413; Mr. Holden 139,413; Mr. Lieberfarb 99,413; Mr. McGuiness 99,413; and Mr. Mooney 99,413.

(4)	Represents payment of Mr. Clayton’s medical and dental benefits.

Directors who are employees do not receive compensation for their services as directors.

Item 1 —	Election of Directors

Effective immediately prior to the effective time of the merger with XM, Joseph P. Clayton, Warren N. Lieberfarb and Michael McGuiness resigned from our board of directors, with Mr. Clayton also resigning as chairman of our board of directors. On the same date, effective as of the effective time of the merger, the number of directors on our board of directors was increased from eight to twelve. Effective at the same time, each of the following former members of the XM board of directors was elected to our board of directors: Joan L. Amble, Eddy W. Hartenstein, Chester A. Huber, Jr., John W. Mendel, Gary M. Parsons, Jack Shaw and Jeffrey D. Zients.

All of our current directors are standing for re-election at this year’s annual meeting. Directors serve until the next annual meeting of stockholders or until the director is succeeded by another director who has been duly elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason any of the nominees is unable to accept nomination or election, it is intended that shares represented by proxies will be voted for such substitute nominee as designated by our board of directors. Biographical information for each of the nominees is presented below.

Nominees for the Board of Directors

Joan L. Amble, age 55, has been a director since July 2008. From December 2006 until the closing of the merger with XM in July 2008, Ms. Amble served as a director of XM Satellite Radio Inc. Ms. Amble has served as Executive Vice President and Corporate Comptroller for American Express Company since December 2003. Prior to joining American Express, Ms. Amble served as chief operating officer and chief financial officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital.

Leon D. Black, age 56, has been a director since June 2001. In 1990, Mr. Black founded Apollo Management, L.P. and Lion Advisors, L.P. to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts, and taking minority positions in growth-oriented companies. From 1990 to 1997, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as managing director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. Mr. Black serves on the board of directors of Apollo Global Management, LLC, United Rentals, Inc., and the general partner of AAA. Mr. Black is a trustee of Dartmouth College, The Museum of Modern Art, Mount Sinai Hospital, The Metropolitan Museum of Art, Prep for Prep, and the Asia Society. He is also a member of The Council on Foreign Relations, The Partnership for New York City and the National Advisory Board of JPMorganChase. He is also a member of the boards of directors of FasterCures and the Port Authority Task Force.

Lawrence F. Gilberti, age 57, has been a director since September 1993. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP; from May 1998 through May 2000, he was of counsel to that firm. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding.

Eddy W. Hartenstein, age 57, has been a director since July 2008. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM Satellite Radio Inc. In August 2008, Mr. Hartenstein was named Publisher and CEO of the Los Angeles Times. Mr. Hartenstein was the Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation) from December 2003 until his retirement in December 2004. Mr. Hartenstein served as Chairman and CEO of DIRECTV, Inc. from late 2001 to 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Prior to 1990, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., Equatorial Communications Services Company and Hughes Communications. Mr. Hartenstein also serves as a member of the board of directors of SanDisk Corporation, The City of Hope and Broadcom, Inc.

James P. Holden, age 56, has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the

world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at the company. Since March 2007, Mr. Holden has been the Non-Executive Chairman of Meridian Automotive, a privately held auto supply company. Mr. Holden is a director of Speedway MotorSports, Inc. and Snap-On Incorporated.

Chester A. Huber, Jr., age 54, has been a director since July 2008. From January 2002 until the closing of the merger with XM in July 2008, Mr. Huber served as a director of XM Satellite Radio Inc. Mr. Huber was named President of OnStar Corporation in December 1999 and was General Manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 34-year career with General Motors, including General Director of Aftermarket Parts and Services, and General Director of Sales, Marketing and Product Support for the Electro-Motive Division. Mr. Huber recently served on a Federal Advisory Committee for the Centers for Disease Control (CDC) and currently serves on another on the Global Positioning System (GPS) convened by NASA.

Mel Karmazin, age 65, has served as our Chief Executive Officer and a member of our board of directors since November 2004. Prior to joining us, Mr. Karmazin was President and Chief Operating Officer and a member of the board of directors of Viacom Inc. from May 2000 until June 2004. Prior to joining Viacom, Mr. Karmazin was President and Chief Executive Officer of CBS Corporation from January 1999 and a director of CBS Corporation from 1997 until its merger with Viacom in May 2000. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief Executive Officer of Infinity Broadcasting Corporation from 1981 until its acquisition by CBS Corporation in December 1996. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity from December 1998 until the merger of Infinity Broadcasting Corporation with Viacom in February 2001.

John W. Mendel, age 54, has been a director since July 2008. From May 2005 until the closing of the merger with XM in July 2008, Mr. Mendel served as a director of XM Satellite Radio Inc. Mr. Mendel is Executive Vice President, automobile operations of American Honda Motor Co., Inc., responsible for Product Planning, Advertising, Marketing, Public Relations and Distribution for both Honda and Acura Automobile Divisions. Prior to joining American Honda in December 2004, Mr. Mendel served as Executive Vice President and Chief Operating Officer for Mazda North American Operations from January 2002 until November 2004. From 1976 to 2002, Mr. Mendel held numerous sales and marketing and management positions within Ford and Lincoln Mercury Divisions, Ford Customer Service and Ford of Europe.

James F. Mooney, age 53, has been a director since July 2003. Since March 2003, Mr. Mooney has been a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas.

Gary M. Parsons, age 58, has served as our Chairman of the Board of Directors since July 2008. From May 1997 until the closing of the merger with XM in July 2008, Mr. Parsons served as Chairman of the Board of Directors of XM Satellite Radio Inc. and previously served as its Chief Executive Officer. He serves on the board of Canadian Satellite Radio Holdings Inc. and Devas Multimedia Pvt. Ltd, and is Chairman and was previously Chief Executive Officer of Mobile Satellite Ventures L.P. Mr. Parsons was President and Chief Executive Officer of TerraStar Corporation, formerly Motient Corporation, from July 1996 to March 1998, and subsequently served as Chairman until May 2002. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI’s subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI.

Jack Shaw, age 69, has been a director since July 2008. From May 1997 until the closing of the merger with XM in July 2008, Mr. Shaw served as a director of XM Satellite Radio Inc. Mr. Shaw served as Chief Executive Officer of Hughes Electronics Corporation from January 2000 until his retirement in December 2003 and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Mr. Shaw is a member of the Board of Directors of Globecomm Systems, Inc.

Jeffrey D. Zients, age 41, has been a director since July 2008. From May 2006 until the closing of the merger with XM in July 2008, Mr. Zients served as a director of XM Satellite Radio Inc. Mr. Zients leads an investment company that focuses on public and private small-cap companies. He served as the Chairman of the Board of The Advisory Board Company and Chairman of the Board of The Corporate Executive Board Company, two business-to-business content companies from June 2001 to November 2004 and January 2000 to April 2001, respectively. From July 1998 to June 2001, he served as Chief Executive Officer and from 1996 to July 1998 he served as Chief Operating Officer of The Advisory Board Company. Mr. Zients currently serves as a member of the Board of Directors for Revolution Health, a holding company investing in consumer-driven healthcare, Best Practices, a provider of emergency medicine outsourcing services, and Timbuk2 Designs, a messenger bag and apparel retailer.

The board of directors unanimously recommends a vote “FOR” each of the nominees.

Item 2 —	Amendment to Our Certificate of Incorporation to Increase the Number of Authorized Shares of Our Common Stock from 4,500,000,000 to 8,000,000,000 Shares.

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 4,500,000,000 shares to 8,000,000,000 shares in the form set forth in Appendix “A” to this proxy statement (the “Share Increase Amendment”).

We currently have 4,500,000,000 shares of our common stock authorized for issuance. On the record date, we had outstanding           shares of our common stock and approximately           shares of our common stock were issuable based on convertible debt instruments, warrants, options and other stock-based awards. Our board of directors believes that the availability of additional authorized shares will provide us with the flexibility in the future to issue shares of our common stock for corporate purposes such as raising additional capital and settling outstanding obligations, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that this will provide us with additional flexibility to meet business and financing needs as they arise.

Our board of directors will determine whether, when and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of the additional shares of our common stock authorized under our amended and restated certificate of incorporation, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the Nasdaq or any other stock market or exchange on which our common stock may then be listed.

The additional shares of common stock, if issued, would have the same rights and privileges as the shares of common stock now issued. There are no pre-emptive rights relating to our common stock. Any issuance of additional shares of common stock would increase the number of outstanding shares of common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly, possibly substantially.

To the extent we are unable to refinance our debt at maturity on attractive terms, we may choose to issue shares of common stock in satisfaction thereof. During 2009, approximately $1.05 billion of our debt is due to mature.

Although an increase in the authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our board of directors to recommend or implement a series of anti-takeover measures.

The proposed increase in the authorized shares of our common stock would become effective immediately upon the filing of the Share Increase Amendment with the office of the Secretary of State of the State of Delaware. We expect to file the Share Increase Amendment in this Item 2 with the Secretary of State of the State of Delaware promptly upon approval by our stockholders and in any event prior to effecting any reverse stock split and share decrease authorized by Item 3.

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will be required to approve the Share Increase Amendment. Approval by stockholders of this Item 2 is not conditioned upon approval of Item 3; conversely, approval by stockholders of Item 3 is not conditioned upon approval of this Item 2.

The board of directors unanimously recommends a vote “FOR” the proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 4,500,000,000 to 8,000,000,000.

Item 3 —	Approval to Amend Our Certificate of Incorporation to Effect a Reverse Stock Split and to Reduce the Number of Authorized Shares of Our Common Stock.

General

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation to effect a reverse stock split at a ratio of not less than one-for-ten and not more than one-for-fifty in the form set forth in Appendix B, to this proxy statement (the “Reverse Stock Split Amendment”). A vote FOR this Item 3 will constitute approval of the Reverse Stock Split Amendment providing for the combination of any whole number of shares of common stock between and including ten and fifty into one share of common stock and will grant our board of directors the authority to select which of the approved exchange ratios within that range will be implemented. If stockholders approve this proposal, our board of directors will have the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment. If the Reverse Stock Split Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on December 31, 2009, the board of directors will abandon the Reverse Stock Split Amendment. If the reverse stock split is implemented, the Reverse Stock Split Amendment also would reduce the number of authorized shares of our common stock as set forth below but would not change the par value of a share of our common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Our board of directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve Item 3, the reverse stock split will be effected, if at all, only upon a determination by the board of directors that the reverse stock split is in the company’s and the stockholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the board of directors will set the time for such a split and select a specific ratio within the range. These determinations will be made by the board of directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

The board of directors reserves its right to elect to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the company and its stockholders.

Purpose of the Reverse Stock Split Amendment

Our common stock currently trades on the Nasdaq Global Select Market under the symbol “SIRI”. The Nasdaq Global Select Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that a company’s common stock have a trading price that is greater than or equal to $1.00 per share. September 19, 2008 is the last day our common stock traded above $1.00 per share. If the price of our common stock closes below the minimum $1.00 per share required for continued listing by Nasdaq for thirty consecutive business days, Nasdaq will notify us and provide us an initial period of 180 calendar days to regain compliance. Currently, we meet all of the Nasdaq Global Select Market’s continued listing criteria, other than the minimum trading price requirement. Although our common stock’s trading price has not been below the $1.00 per share level for thirty consecutive trading days (the length of time the trading price would need to be below the minimum trading price before the Nasdaq Global Select Market could initiate delisting procedures), we believe that approval of this proposal would significantly reduce our risk of not meeting this continued listing standard in the future.

The purpose of the reverse stock split is to increase the per share trading value of our common stock. Our board of directors intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock, and only if the implementation of a reverse stock split is determined by the board of directors to be in the best interests of the company and its stockholders. Our board of directors may exercise its discretion not to implement a reverse stock split.

Impact of the Reverse Stock Split Amendment if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the company. As described below, holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of our common stock to the extent there are concurrently stockholders who would otherwise receive less than one share of common stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Reverse Stock Split Amendment will be that:

•	depending on the ratio for the reverse stock split selected by our board of directors, each ten or fifty shares of common stock owned by a stockholder, or any whole number of shares of common stock between ten and fifty as determined by the board of directors, will be combined into one new share of common stock;

•	the number of shares of common stock issued and outstanding will be reduced from approximately 3.2 billion shares to a range of approximately 320 million shares to 65 million shares, depending upon the reverse stock split ratio selected by the board of directors;

•	the number of authorized shares of common stock will be reduced from 4.5 billion (or, if the proposal to increase the number of authorized shares of common stock set forth in Item 2 is approved, 8 billion) to a range of approximately 800 million to 200 million dependent on the reverse stock split ratio chosen by the board of directors. The table below illustrates the number of authorized shares of common stock that will correspond to each range of reverse stock split ratios:

Total Authorized Shares of Common Stock
Range of Reverse Stock Split Ratios	after Reverse Stock Split

One-for-ten to one-for-nineteen	800,000,000
One-for-twenty to one-for-twenty-nine	400,000,000
One-for-thirty to one-for-thirty-nine	265,000,000
One-for-forty to one-for-fifty	200,000,000

•	because the number of issued and outstanding shares of common stock will decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock may increase on a relative basis. These additional shares of authorized common stock would be available for issuance at the discretion of our board of directors from time to time for corporate purposes such as raising additional capital and settling outstanding obligations, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares would provide us with additional flexibility to meet business and financing needs as they arise;

•	based upon the reverse stock split ratio selected by our board of directors, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, restricted stock awards, restricted stock units, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock awards and units upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the reverse stock split ratio selected by our board of directors.

The table below illustrates the effect, as of September 30, 2008, of a reverse stock split at certain ratios on (i) the shares of common stock outstanding and reserved for issuance, (ii) the reduced number of total authorized shares of common stock under our certificate of incorporation, and (iii) the resulting number of shares of common stock available for issuance:

	Shares of Common
	Stock Outstanding
	plus Shares of		Shares of Common
	Common Stock	Total Authorized	Stock Available for
	Reserved for	Shares of Common	Issuance (% of
	Issuance	Stock	total authorized)

One-for-ten stock split is approved	402,377,970	800,000,000	397,622,030 (49.7%)
One-for-twenty stock split is approved	201,188,985	400,000,000	198,811,015 (49.7%)
One-for-thirty stock split is approved	134,125,990	265,000,000	130,874,010 (49.3%)
One-for-forty stock split is approved	100,594,493	200,000,000	99,405,507 (49.7%)
One-for-fifty stock split is approved	80,475,594	200,000,000	119,524,406 (59.8%)

Certain Risks Associated with the Reverse Stock Split

•	If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•	There can be no assurance that the reverse stock split will result in any particular price for our common stock. As a result, the trading liquidity of our common stock may not necessarily improve.

•	To the extent we are unable to refinance our debt at maturity on attractive terms, we may choose to issue shares of common stock in satisfaction thereof. During 2009, approximately $1.05 billion of our debt is due to mature.

•	There can be no assurance that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on October , 2008 of $ per share, if the reverse stock split were implemented and approved for a reverse stock split ratio of one-for-twenty, there can be no assurance that the post-split market price of our common stock would be $ or greater. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•	Because the number of issued and outstanding shares of common stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of common stock may increase on a relative basis. If we issue additional shares of common stock, the ownership interest of our current stockholders would be diluted, possibly substantially.

•	The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of the company with another company.

•	The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Our board of directors intends to effect the reverse stock split only if it believes that a decrease in the number of shares is likely to improve the trading price of our common stock and if the implementation of the reverse stock split is determined by the board of directors to be in the best interests of the company and its stockholders.

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern Time, (the “Effective Time”) on the date of filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of our common stock in accordance with the reverse stock split ratio determined by our board of directors. We expect to file the Share Increase Amendment authorized by Item 2 with the Secretary of State of the State of Delaware promptly upon approval by our stockholders and in any event prior to effecting any stock split and share decrease authorized by this Item 3. Approval by stockholders of this Item 3 is not conditioned upon approval of Item 2; conversely, approval by stockholders of Item 2 is not conditioned upon approval of this Item 3.

After the Effective Time, our common stock will each have new committee on uniform securities identification procedures (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Exchange Act. Our common stock will continue to be listed on the Nasdaq Global Select Market under the symbol “SIRI”, although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Board Discretion to Implement the Reverse Stock Split Amendment

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by our board of directors that a reverse stock split (at a ratio determined by the board of directors as described above) is in the best interests of the company and the stockholders. The board of director’s determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If our board of directors determines to effect the reverse stock split, the board of directors will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the common stock.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, our transfer agent for the registered stockholders will aggregate all fractional shares and arrange for them to be sold as soon as practicable after the Effective Time at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date a stockholder receives payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, a stockholder will have no further interest in the company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Holders of Common Stock (i.e. stockholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the Effective Time. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time of the reverse stock split and the date payment is received.

Effect on Certificated Shares

Stockholders holding shares of our common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of our common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (“New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Fractional Shares”.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so

Accounting Matters

The reverse stock split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the reverse stock split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the reverse stock split to holders of our common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who own more than 5% of our outstanding stock;

•	persons that hold our common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the reverse stock split to them.

This discussion does not address the tax consequences of the reverse stock split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of our common stock are urged to consult with their own tax advisors as to the tax consequences of the reverse stock split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the reverse stock split.

Cash received in lieu of fractional shares

A U.S. holder that receives cash in lieu of a fractional share of common stock in the reverse stock split will generally be treated as having received such fractional share and then as having received such cash in redemption of such fractional share interest. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the pre-reverse stock split common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in our common stock exchanged therefore was greater than one year as of the date of the exchange.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the common stock received in the reverse stock split will equal such stockholder’s aggregate tax basis in our common stock surrendered in the reverse stock split reduced by any amount allocable to a fractional share of post-reverse stock split common stock for which cash is received. The holding period for the shares of our common stock received in the reverse stock split generally will include the holding period for the shares of our common stock exchanged therefor.

Required Vote and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will be required to approve the Reverse Stock Split Amendment. Approval by stockholders of this Item 3 is not conditioned upon approval of Item 2; conversely, approval by stockholders of this Item 2 is not conditioned upon approval of Item 3.

The board of directors unanimously recommends a vote “FOR” the proposal to amend our certificate of incorporation to effect a reverse stock split at a ratio of not less than one-for-ten and not more than one-for-fifty any time prior to December 31, 2009, with the exact ratio to be determined by our board of directors and to reduce the number of authorized shares as set forth in Item 3 above.

Item 4 —	Ratification of Independent Registered Public Accountants

The board of directors has selected KPMG LLP as our independent registered public accountants for 2008. As such, KPMG will audit and report on our financial statements for the fiscal year ending December 31, 2008.

Representatives of KPMG are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

As part of our merger integration process, on September 23, 2008, the audit committee of our board of directors approved the engagement of KPMG as our independent registered public accounting firm. Since 1997, KPMG has performed the audit of XM Satellite Radio Holdings Inc., which became our subsidiary upon the closing of our merger on July 28, 2008. During our two most recent fiscal years and any subsequent interim period prior to the engagement of KPMG, neither we nor anyone on our behalf consulted with KPMG, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event.”

Effective as of September 23, 2008, we dismissed Ernst & Young LLP as our independent auditors. This action was approved by the audit committee of our board of directors.

The reports of Ernst & Young on our financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and 2006 and through September 23, 2008, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its report, nor were there any “reportable events” as such term as described in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended.

We requested Ernst & Young to review the disclosures contained in the preceding three paragraphs and asked Ernst & Young to furnish us with a letter addressed to the SEC stating whether it agreed with those statements contained herein. We filed a copy of Ernst & Young’s letter as an exhibit to a Current Report on Form 8-K dated September 25, 2008.

The board of directors unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants for 2008.

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any items of business other than the election of directors and ratification of our independent registered public accountants. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

By Order of the Board of Directors,

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

New York, New York
           , 2008

Appendix A

FORM OF CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SIRIUS XM RADIO INC.

The undersigned officer of Sirius XM Radio Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Sirius XM Radio Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “Fourth” so that, as amended, said Section of said Article shall be and read as follows:

“Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 8,050,000,000 shares, consisting of (1) 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) 8,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).”

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

[Rest of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this      day of          , 2008.

Sirius XM Radio Inc.

Name:

Title:

Appendix B

FORM OF CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SIRIUS XM RADIO INC.

The undersigned officer of Sirius XM Radio Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Sirius XM Radio Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “Fourth” so that, as amended, said Section of said Article shall be and read as follows:

“Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [850,000,000][450,000,000][315,000,000][250,000,000]1 shares, consisting of (1) 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) [800,000,000][400,000,000][265,000,000][200,000,000][150,000,000]2 shares of common stock, par value $0.001 per share (“Common Stock”).

Upon the effectiveness of the amendment to the Restated Certificate of Incorporation adding this paragraph thereto, (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) are reclassified into a smaller number of shares such that each ten to fifty shares of issued Common Stock immediately prior to the Effective Time are reclassified as and combined into one share of Common Stock (the “New Common Stock”), the exact ratio within the ten to fifty range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (such combination and conversion, the “Reverse Stock Split”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to BNY Mellon, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the

1 The total number of shares of all classes of stock authorized will be: 850,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-ten and one-for-nineteen, 450,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-twenty and one-for-twenty-nine, 315,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-thirty and one-for-thirty-nine and 250,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-forty and one-for-fifty.
2 The total number of shares of Common Stock authorized will be: 800,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-ten and one-for-nineteen, 400,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-twenty and one-for-twenty-nine, 265,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-thirty and one-for-thirty-nine and 200,000,000 if the reverse stock split ratio determined by the board of directors is between one-for-forty and one-for-fifty.

fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without any action on the part of the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

[Rest of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this      day of          , 20  .

Sirius XM Radio Inc.

Name:

Title:

Corporate Information

Management

Mel Karmazin
Chief Executive Officer

Scott A. Greenstein
President and Chief Content Officer

James E. Meyer
President, Sales and Operations

Dara F. Altman
Executive Vice President and
Chief Administrative Officer

Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary

David J. Frear
Executive Vice President and
Chief Financial Officer

Board of Directors

Gary M. Parsons
Chairman of the Board
Sirius XM Radio Inc.

Joan L. Amble
Director
Executive Vice President and
Corporate Comptroller
American Express Company

Leon D. Black
Director
Founding Partner
Apollo Management, L.P.

Lawrence F. Gilberti
Director
Partner
Reed Smith LLP

Eddy W. Hartenstein
Director
Publisher and CEO
Los Angeles Times

James P. Holden
Director
President and CEO (Retired)
Chrysler Corporation

Chester A. Huber, Jr.
Director
President
OnStar Corporation

Mel Karmazin
Director
Chief Executive Officer
Sirius XM Radio Inc.

John W. Mendel
Director
Executive Vice President
American Honda Motor Co., Inc.

James F. Mooney
Director
Chairman
Virgin Media Inc.

Jack Shaw
Director
Chief Executive Officer (Retired)
Hughes Electronics Corporation

Jeffrey D. Zients
Director
Managing Partner
Portfolio Logic, LLC

Executive Offices

Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
212.584.5100
www.sirius.com

Stockholder Information

Annual Stockholders Meeting

The annual meeting of Sirius XM stockholders is scheduled for 9:00 a.m., New York City time, on Thursday, December 18, 2008, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is:

BNY Mellon
Shareowner Services
P.O. Box 358015
Pittsburgh, PA 15252-8015
1-877-268-1949 (toll free) and 201-680-6685 (international callers)
800-231-5469 (hearing impaired TDD phone)
www.bnymellon.com/shareowner/isd

Sirius XM common stock is listed on The NASDAQ Global Select Market under the symbol “SIRI”.

Independent Registered Public Accounting Firm

KPMG LLP
345 Park Avenue
New York, New York 10154

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 1221 AVENUE OF THE AMERICAS NEW YORK, NY 10020 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: SRSXM1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
SIRIUS XM RADIO INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors 1. Election of Directors 0 0 0
Nominees: 01) Joan L. Amble 07) Mel Karmazin 02) Leon D. Black 08) John W. Mendel 03) Lawrence F. Gilberti 09) James F. Mooney 04) Eddy W. Hartenstein 10) Gary M. Parsons 05) James P. Holden 11) Jack Shaw 06) Chester A. Huber, Jr. 12) Jeffrey D. Zients For Against Abstain Vote on Proposal 2. To ratify the appointment of KPMG LLP as the Company’s registered public accountants for 2008. 0 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SIRIUS XM RADIO INC. ADMISSION TICKET 2008 ANNUAL MEETING OF STOCKHOLDERS TUESDAY, NOVEMBER 18, 2008 9:00 A.M. TO BE HELD AT THE EQUITABLE CENTER THE AUDITORIUM 787 SEVENTH AVENUE NEW YORK, NEW YORK THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice of Annual Meeting and Proxy Statement are available at www.proxyvote.com. SIRIUS XM RADIO INC. Proxy Solicited on behalf of the Board of Directors of Sirius XM Radio Inc. The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein to vote the undersigned’s shares of Sirius XM Radio common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius Satellite Radio Inc. 401 (k) Savings Plan) and our Series A Convertible Preferred Stock at the Annual Meeting of Stockholders of Sirius XM RADIO INC. to be held on Tuesday, November 18, 2008, at 9:00 A.M., in the Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York, and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the Stockholder. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposal 2. (Continued and to be dated and signed on the reverse side)